Exhibit 4.3

UNIT PURCHASE AND SUBSCRIPTION AGREEMENT

THIS UNIT PURCHASE AND SUBSCRIPTION AGREEMENT, (the “Agreement”) dated February 27, 2007, is made by and between Akron Riverview Corn Processors, LLC, an Iowa limited liability company (“COMPANY”) and LSCP, LLLP, an Iowa limited liability limited partnership (“PURCHASER”), for the purpose of setting forth the terms and conditions under which the COMPANY shall issue its Class A Units to PURCHASER in exchange for a capital contribution from PURCHASER.

WHEREAS, COMPANY is a development-stage company organized to develop, own and operate a 110 million gallon per year ethanol plant near Akron, Iowa in Plymouth County (the “Plant” or the “Project”);

WHEREAS, COMPANY desires to sell, and PURCHASER desires to purchase Class A Units from the COMPANY at the price and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

SECTION 1

PURCHASE AND ISSUANCE OF UNITS

1.1           Units to be Purchased by PURCHASER.  Subject to the terms of this Agreement, PURCHASER hereby subscribes for and shall purchase from COMPANY Twenty-Seven Thousand Five Hundred (27,500) Class A Units of COMPANY (the “Units”).  The Units shall have the rights and restrictions set forth in the Company’s Operating Agreement dated November 27, 2006, a copy of which has been previously delivered to PURCHASER (the “Operating Agreement”).

1.2           Purchase Price for Units; Manner of Payment.  The purchase price for the Units shall be Six Hundred Sixty-Six Dollars and Sixty-Six Cents ($666.66) per Unit for the first fifteen thousand (15,000) Units plus Eight Hundred Dollars ($800) per Unit for an additional twelve thousand five hundred (12,500) Units, for an aggregate purchase price of Nineteen Million Nine Hundred Ninety-Nine Thousand Nine Hundred Dollars ($19,999,900), due and payable in cash on the Closing Date as follows:

(a)           PURCHASER shall pay cash in the amount of Nineteen Million Nine Hundred Ninety-Nine Thousand Nine Hundred Dollars ($19,999,900), less a credit of Three Hundred Forty-eight Thousand Six Hundred Fifty-one and 33/100 Dollars ($348,651.33) for those certain development costs incurred and paid by PURCHASER to third parties related to the Project set forth on Schedule 1.2(a);

(b)           PURCHASER shall execute a demand promissory note in favor of COMPANY in the amount of Nineteen Million Six Hundred Fifty-one Thousand Two Hundred Forty-eight and 67/100 Dollars ($19,651,248.67), in substantially the form attached hereto as Exhibit “A”; and

(c)           PURCHASER shall contribute, transfer, assign and convey those certain assets related to the Project as more particularly described in Schedule 1.2(c).  The assets contributed pursuant to this Section 1.2(c) shall be contributed and transferred to COMPANY free and clear of any liens, charges, claims, encumbrances, security interests or options.  The assets contributed pursuant to this Section 1.2(b) shall be deemed to have a Gross Asset Value of Fifty Thousand Dollars ($50,000.00) for purposes of determining the aggregate purchase price paid to COMPANY by PURCHASER.

1.3           Closing.  The closing shall take place on or before March 14, 2007, at a time, date and place mutually agreed by the parties (the “Closing Date”).

1.4           Actions at the Closing.  At the Closing:

(a)           PURCHASER will deliver the purchase price in the amount and manner set forth in Paragraph 1.2.;

(b)           PURCHASER will deliver to COMPANY such instruments, documents and agreements, in form reasonably acceptable to COMPANY, which may be necessary or appropriate to accomplish such contribution and transfer of those certain assets related to the Project described in Schedule 1.2(c);

(c)           PURCHASER shall deliver to COMPANY a demand promissory note in favor of the COMPANY evidencing PURCHASER’s indebtedness to COMPANY; and

(d) each party shall execute and deliver such additional documents and instruments as are necessary to effect the issuance of the Units to PURCHASER.

In each case, documents delivered under this Section 1.4 shall be duly executed and, if necessary, authenticated by the party or parties delivering the same and shall be in form and substance reasonably acceptable to the recipient.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

COMPANY hereby makes the following representations and warranties to PURCHASER, and agrees to carry out the covenants and agreements hereinafter set forth:

2.1           COMPANY is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa.  The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not, violate any provision of COMPANY’s Articles of Organization or Operating Agreement.

2.2           COMPANY has good and marketable title to the Units being issued by it hereunder.  The Units delivered COMPANY to PURCHASER shall be free and clear of all liens, charges and encumbrances.  The execution of this Agreement shall not constitute a violation or default under any contract, indenture or other agreement or restriction of any kind or character to which COMPANY is a party.

2.3           This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against COMPANY in accordance with its terms.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

PURCHASER hereby makes the following representations and warranties to COMPANY, and agrees to carry out the covenants and agreements hereinafter set forth:

3.1           This Agreement constitutes a legal, valid, and binding obligation of PURCHASER, enforceable against PURCHASER in accordance with its terms.

3.2           PURCHASER has reviewed a copy of the Operating Agreement and understands that the Operating Agreement contains certain defined terms that are important to a complete understanding of it.  PURCHASER understands that the Units it is acquiring are governed by the terms of the Operating Agreement and agrees to be bound, in all respects, by the terms of the Operating Agreement

3.3           PURCHASER is acquiring the Units for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.  It does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Units.

3.4           PURCHASER understands that (i) the Units have not been registered under the Securities Act of 1933 (the “Securities Act”) by reason of a specific exemption therefrom, that they must be held by it indefinitely, and that it must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (ii) each certificate representing the Units will be endorsed with substantially the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE LAWS COVERING SUCH SECURITIES OR IF THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW.

and (iii) COMPANY will instruct any transfer agent not to register the transfer of any of the Units unless the conditions specified in the foregoing legend are satisfied or such conditions have been waived by COMPANY.

3.5           PURCHASER understands that COMPANY has no obligation or intention to register any Units for resale or transfer under the Securities Act or any state securities laws or to take any action (including the filing of reports or the publication of information as required by Rule 144 under the Act) which would make available any exemption from the registration requirements of any such laws.  PURCHASER further understands that, in addition to federal and state law, the transfer of Units is restricted by the Operating Agreement and that there will be no public market for the Units.  PURCHASER may therefore be excluded from selling or otherwise transferring or disposing of any

Units or any portion thereof for an indefinite period of time or at any particular time.

3.6           PURCHASER has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the Units and is an experienced and sophisticated investor in securities of companies in the development stage and acknowledges that it can bear the economic risk of a complete loss of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Units.

3.7           PURCHASER has not been offered the Units by any form of advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by such media.

3.8           PURCHASER is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect and all of its representations or certificates in writing are true, complete, and correct, and the Company is fully entitled and directed to rely thereon.

3.9           PURCHASER understands that the Units it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from COMPANY in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances, and it represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 4

MISCELLANEOUS

This Agreement may be executed in counterparts, and facsimile signatures shall be binding.  This Agreement represents the entire agreement between the parties relating to the subject matter hereof, and no other representations, promises or agreements between the parties relating hereto and not contained herein are of any force or effect. This Agreement shall not be modified except in a writing signed by all parties hereto.  No waiver of any provision of this Agreement shall be effective unless agreed to in writing by the party against whom such waiver is sought to be enforced. No omission or delay by any party in enforcing any right or remedy hereunder or in requiring performance of any term or provision herein shall constitute a waiver of such right or remedy, nor shall it affect such party’s right to enforce such provisions thereafter.   If any provision of this Agreement is held to be invalid, unenforceable or contrary to public policy, the remaining provisions shall not be affected.  This Agreement is binding upon and shall inure to the benefit of the parties and their respective heirs, representatives, successors and permitted assigns, but shall not be assigned or delegated, in whole or in part, by either party, without the prior written consent of the other.  This Agreement and the parties’ rights and obligations hereunder shall be governed by and construed in accordance with Iowa law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:	PURCHASER:
Akron Riverview Corn Processors, LLC	LSCP, LLLP
By: Little Sioux Corn Processors, LLC
Its: General Partner

/s/ Stephen Roe	/s/ Stephen Roe
Stephen Roe, President	Stephen Roe, President

EXHIBIT A

DEMAND PROMISSORY NOTE

Date of Subscription Agreement: February 27, 2007.

Minimum Investment of 20,000 Units ($10,000,000), 100 Unit Increments Thereafter ($75,000)

27,500	Number of Units subscribed

$19,999,900	Total Purchase Price ($666.66 per Unit multiplied by 15,000 Units plus $800 per Unit for an additional 12,500 Units)

($1,999,990)	Less Initial Payment (10% of Principal Amount)

($348,551.33)	Less development costs set forth on Schedule 1.2(a) and less the Gross Asset Value of assets contributed as set forth on Schedule 1.2(c) to the Unit Purchase and Subscription Agreement

$17,651,358.67	Principal Balance

FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of Akron Riverview Corn Processors, LLC, an Iowa limited liability company (“Akron”), at its principal office located 4808 F Avenue, Marcus, Iowa 51035, or at such other place as required by Akron, the Principal Balance set forth above in one lump sum to be paid without interest within 20 days following the call of the Akron Board of Directors, as described in the Unit Purchase and Subscription Agreement.  In the event the undersigned fails to timely make any payment owed, the entire balance of any amounts due under this full recourse Promissory Note and Security Agreement shall be immediately due and payable in full with interest at the rate of 12% per annum from the due date and any amounts previously paid in relation to the obligation evidenced by this Promissory Note and Security Agreement may be forfeited at the discretion of Akron.

The undersigned agrees to pay to Akron on demand, all costs and expenses incurred to collect any indebtedness evidenced by this Promissory Note and Security Agreement, including, without limitation, reasonable attorneys’ fees.  This Promissory Note and Security Agreement may not be modified orally and shall in all respects be governed by, construed, and enforced in accordance with the laws of the State of Iowa.

The provisions of this Promissory Note and Security Agreement shall inure to the benefit of Akron and its successors and assigns, which expressly reserves the right to pursue the undersigned for payment of the amount due thereon by any legal means in the event that the undersigned defaults on obligations provided in this Promissory Note and Security Agreement.

The undersigned waives presentment, demand for payment, notice of dishonor, notice of protest, and all other notices or demands in connection with the delivery, acceptance, performance or default of this Promissory Note and Security Agreement.

The undersigned grants to Akron, and its successors and assigns (“Secured Party”), a purchase money security interest in all of the undersigned’s Membership Units of Akron now owned or hereafter acquired. This security interest is granted as non-exclusive collateral to secure payment and performance on the obligation owed Secured Party from the undersigned evidenced by this Promissory Note and Security Agreement. The undersigned further authorizes Secured Party to retain possession of certificates representing such Membership Units and to take any other actions necessary to perfect the security interest granted herein.

LSCP, LLLP

By: Little Sioux Corn Processors, LLC
Its: General Manager

/s/ Stephen Roe
Stephen Roe, President
4808 F Avenue
Marcus, Iowa 51035

SCHEDULE 1.2(A)

Pursuant to Section 1.2(A) of the Unit Purchase and Subscription Agreement, one hundred percent (100%) of the following development costs shall be credited towards the cash payment to Akron Riverview Corn Processors, LLC (the “Company”) by LSCP, LLLP (the “Purchaser”):

PAYMENT OF FOLLOWING EXPENSES:
Legal – BrownWinick	$32,630.58
Accounting – Christiansen & Associates	1,440.00
Auditing – Boulay, Heutmaker, Zibell & Co., P.L.L.P.	1,491.25
Consulting/Professional Fees	164,953.05
Trust Accounts	40,000
Option Agreements (as described in Schedule 1.2(C)).	50,000
Land Rent	56,000
Miscellaneous	2,136.45

Total Expenses	$348,651.33

SCHEDULE 1.2(C)

Pursuant to Section 1.2(c) of this Agreement, the following assets are contributed to the Company by the Purchaser as of the Closing Date:

•                  That certain Option to Purchase Real Estate dated the 16th day of June, 2006 by and between LSCP, LLLP and Robert E. Lias and Margaret Lias

•                  That certain Option to Purchase Real Estate dated the 16th day of June, 2006 by and between LSCP, LLLP and Mary F. Wohlenberg, as Trustee of the Mary Frances Wohlenberg Trust date the 5th of May, 1995